INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-180757 of Hartford Life and Annuity Insurance Company Separate Account VL II, on Form N-6, of our report dated April 9, 2012, relating to the statutory-basis financial statements of Hartford Life and Annuity Insurance Company ("Company") as of December 31, 2011 and 2010 and for each of three years in the period ended December 31, 2011 (which report expresses an unqualified opinion in accordance with accounting practices prescribed and permitted by the Insurance Department of the State of Connecticut and includes an explanatory paragraph relating to the Company's change in its method of accounting and reporting for deferred income taxes in 2009), appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the heading "Experts" in such Statement of Additional Information.

/s/ Deloitte & Touche LLP
Hartford, Connecticut
July 16, 2012